EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-102595) and Form S-8 (File No. 333-56360) of Inspire Pharmaceuticals, Inc. of our report dated January 31, 2003 relating to the financial statements, which appears in this Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data.”

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

March 6, 2003